EXHIBIT 16.1






September 19, 2003



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for EDGAR Online, Inc. and subsidiaries ("the Company") and, under the date of March 26, 2003, we reported on the consolidated financial statements of EDGAR Online, Inc. as of and for the years ended December 31, 2002 and 2001. On September 15, 2003, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated September 15, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that: (1) they engaged BDO Seidman, LLP as the Company's new independent accountants to audit the Company's financial statements, (2) BDO Seidman, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on EDGAR Online's consolidated financial statements, or
(3) the change in accountants was approved by the Audit Committee.

Very truly yours,


KPMG LLP